Exhibit 1
June 7, 2010
DELIVERED BY HAND AND BY U.S. MAIL, RETURN RECEIPT REQUESTED
Secretary
BIOLASE Technology, Inc.
4 Cromwell
Irvine, CA 92618
Re: Notice of Call of Special Meeting of Stockholders
Dear Mr. Mulder:
I am the duly elected and acting President of BIOLASE Technology, Inc., a Delaware corporation (the “Company”), and pursuant to Section 2.3(a) of the Fourth Amended and Restated Bylaws of the Company (the “Bylaws”) and this letter, I am hereby calling a special meeting of stockholders of the Company (the “Special Meeting”) to be held at 11 AM Pacific Daylight Time on August 6, 2010 (the “Meeting Time”) at the Company’s corporate headquarters, located at 4 Cromwell, Irvine, CA 92618, solely for the following purposes:
1.	The removal of all persons serving as directors of the Company at the Meeting Time (other than Federico Pignatelli and David M. Mulder), including without limitation:
George V. d’Arbeloff
Robert M Anderton
James R. Largent
Gregory D. Waller
2.	Amend Section 3.2 of the Bylaws in its entirety to read as follows (marked to show changes):
Section 3.2 Number.
     The number of directors which shall constitute the whole Board shall be fixed from time to time by the resolution of the Board. In no event shall the total number of directors which shall constitute the whole Board be fixed by the Board at less than three (3) or more than ~~nine~~seven (~~9~~7). With the exception of the initial Board which shall be elected by the incorporator of the Corporation, and except as provided otherwise in these Bylaws, directors shall be elected at~~,~~ the annual meeting of stockholders. Each director shall hold office until the earlier to occur of (a) the annual meeting of stockholders next succeeding his or her election or appointment and ~~until~~the election and qualification of his or her successor ~~is elected and qualified or until~~ or (b) his or her earlier resignation or removal.

3.	Amend Section 3.4 of the Bylaws in its entirety to read as follows (marked to show changes):
Section 3.4 Vacancies and Newly Created Directorships.
     Vacancies occurring for any reason and newly-created directorships resulting from an increase in the authorized number of directors which shall constitute the whole Board, as fixed pursuant to Section 3.2 of these Bylaws, shall be filled by the election of a new director or directors by ~~a majority~~the unanimous vote of ~~the~~all remaining members of the Board, although ~~such majority is~~the remaining directors may be less than a quorum, or by the required vote set forth in Section 2.9 at an Election Meeting. Any director so chosen shall hold office until the earlier of (a) the annual meeting of stockholders next succeeding his or her election or appointment and ~~until~~the election and qualification of his or her successor ~~shall be elected and qualified, or until~~or (b) his or her earlier resignation or removal.
4.	Amend Section 4.6 of the Bylaws in its entirety to read as follows (marked to show changes):
Section 4.6 Required Vote.
     Except as specifically provided otherwise by the General Corporation Law of the State of Delaware, these Bylaws or the Certificate of Incorporation, the affirmative vote of a majority of the directors present at a meeting of the Board at which a quorum is present shall be the act of the Board with respect to the matter voted upon.
5.	Amend Section 7.1 of the Bylaws in its entirety to read as follows (marked to show changes):
Section 7.1 Officers.
     At its annual meeting, or at such other meeting as it may determine, or by unanimous written consent of the directors without meeting, the Board shall elect such officers as the Board from time to time may designate ~~or the business of the Corporation may require~~. The CEO and Chief Financial Officer (or the principal officer having responsibility for financial matters pertaining to the Corporation) (the “CFO”) must be elected by the unanimous vote of all directors other than any director who is being considered for election as the CEO or CFO, as applicable, by the Board. The Chairman of the Board shall be selected from among the directors on the Board, ~~but no~~ and must be elected by the affirmative vote of all directors on the Board, but one director; provided, however, that the CEO may not serve as Chairman of the Board unless he/she is elected by the unanimous vote of all directors on the Board. No other executive officer need be a member of the Board. Any number of offices may be held by the same person.

6.	Add a new Section 9.11 to the Bylaws to read as follows:
Section 9.11 Security Issuances.
     The Corporation may only offer, sell or issue, or contract to offer, sell or issue shares of its common stock, preferred stock, or any securities convertible into or exchangeable or exercisable for shares of its common stock or preferred stock upon the unanimous vote of all members of the Board except for the following: (a) grants of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards pursuant to any equity compensation plan approved by the Corporation’s stockholders; (b) issuances of shares of common stock or preferred stock pursuant to the exercise, conversion or vesting of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards granted pursuant to any equity compensation plan approved by the Corporation’s stockholders; (c) any sales or issuances, or contracts to sell or issue shares, of common stock, which on the date of sale or issuance or such contract, when combined with any sales or issuances, or contracts to sell or issue shares, of common stock in the preceding twelve month period, amounts to less than 10% of the Corporation’s outstanding common stock on the date of sale, issuance or contract; (d) issuances of securities of the Corporation in accordance with the terms of that certain Rights Agreement dated as of December 31, 1998, between the Corporation and U.S. Stock Transfer Corporation, as amended through June 1, 2010; and (e) issuances of shares of common stock pursuant to the exercise of warrants outstanding on June 7, 2010 that provide for the issuance of up to 101,694 shares of common stock and that were granted to MidCap Financial, LLC and Silicon Valley Bank pursuant to that certain Loan and Security Agreement dated as of May 27, 2010.
7.	Amend Section 11.2 of the Bylaws in its entirety to read as follows (marked to show changes):
Section 11.2 By the Board.
     These Bylaws may be amended or repealed in whole or in part and new Bylaws may be adopted by a majority of the Board as provided by Section 109(a) of the General Corporation Law of the State of Delaware and the Certificate of Incorporation; provided, however, that ~~Section 2.9~~Sections 2.9, 3.2, 3.4, 4.6, 7.1, and 9.11 may be amended or repealed in whole or in part only by the ~~affirmative vote of at least five independent directors (as determined in accordance with applicable Nasdaq rules and listing requirements); and provided further, that if at the time of such action the Board consists of less than five independent directors, Section 2.9 may be amended only by a unanimous vote of the Board~~unanimous vote of all members of the Board (or by the Corporation’s stockholders in accordance with Section 11.1).

I hereby establish that record date for stockholders of record who are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof shall be as of the close of business on June 7, 2010 (the “Record Date”).
In accordance with Section 2.4 of the Bylaws, you are hereby directed to promptly (but in any event not later than June 9, 2010) provide notice of the calling of this Special Meeting to all stockholders of record as of the Record Date. In addition, you are hereby directed to promptly (but in any event not later than June 9, 2010) provide me with a complete list of stockholders as of the Record Date, showing the address and phone number of each such stockholder and the number of shares of stock of the Company registered in the name of each such stockholder.
Very truly yours,
/s/ Federico Pignatelli
Federico Pignatelli
President
BIOLASE Technology, Inc.
cc: George V. d’Arbeloff
Robert M Anderton
James R. Largent
Gregory D. Waller
Bill Cernius
Michael Carroll